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Filed Pursuant to Rule 424(b)(3)
File No. 333-185111

CORPORATE PROPERTY ASSOCIATES 18—GLOBAL INCORPORATED

Prospectus Supplement No. 7 Dated December 17, 2014
To Prospectus Dated April 25, 2014

        This prospectus supplement (the "Prospectus Supplement") is part of, and should be read in conjunction with, the prospectus of Corporate Property Associates 18—Global Incorporated, dated April 25, 2014 (as amended or supplemented, the "Prospectus"). Unless the context indicates otherwise, the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Terms used but not defined in the Prospectus Supplement shall have the meanings given to them in the Prospectus. A copy of the Prospectus will be provided by Corporate Property Associates 18—Global Incorporated upon request.

RECENT DEVELOPMENTS

Closing of Our Offering

        In May 2013, we commenced our initial public offering of up to $1,400,000,000 in shares of our common stock, in any combination of Class A and Class C Shares, including $150,000,000 in shares of common stock through our distribution reinvestment plan ("DRIP"). We terminated sales of our Class A common stock as of June 30, 2014 and currently intend to close the offering of our Class C common stock on or about February 27, 2015. As of December 16, 2014, we have issued 97,936,653 Class A Shares ($977,410,344) and 16,810,018 Class C Shares ($157,173,670) in connection with our offering, raising aggregate gross proceeds of $1,134,584,014. In addition, we have issued 1,863,504 Class A Shares ($17,889,631) and 241,967 Class C Shares ($2,172,872) through our DRIP.

        We plan to continue to offer shares under our DRIP beyond the termination of our offering.

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  Filed Pursuant to Rule 424(b)(3) File No. 333-185111
CORPORATE PROPERTY ASSOCIATES 18—GLOBAL INCORPORATED
Prospectus Supplement No. 7 Dated December 17, 2014 To Prospectus Dated April 25, 2014
RECENT DEVELOPMENTS